Exhibit 5.1

Advocaten Notarissen Belastingadviseurs

NXP Semiconductors N.V. High Tech Campus 60 5656 AG Eindhoven The Netherlands	Claude Debussylaan 80
P.O. Box 75084
1070 AB Amsterdam

T +31 20 577 1771
F +31 20 577 1775

Date 30 June 2010	J.J.J. Schutte
Advocaat
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Dear Madam / Sir:

NXP Semiconductors N.V. (the “Issuer”)

SEC Registration of common shares

1	Introduction

I act as Dutch legal adviser (advocaat) to the Issuer in connection with the Registration.

Certain terms used in this opinion are defined in the Annex (Definitions).

2	Dutch Law

This opinion is limited to Dutch law in effect on the date of this opinion. It (including all terms used in it) is to be construed in accordance with Dutch law.

3	Scope of Inquiry

For the purpose of this opinion, I have examined the following documents:

3.1	A copy of the Registration Statement.

3.2	A copy of:

(a) the Issuer’s deed of incorporation and its articles of association, as provided to me by the Chamber of Commerce; and

(b) the Trade Register Extract.

In addition, I have obtained the following confirmations on the date of this opinion:

3.3	Confirmation by telephone from the Chamber of Commerce that the Trade Register Extract is up to date.

3.4

(a)	Confirmation by telephone from the court registry of the District Court of the place where the Issuer has its corporate seat, derived from that Court’s Insolvency Register; and

(b)	Confirmation through www.rechtspraak.nl, derived from the segment for EU registrations of the Central Insolvency Register;

in each case that the Issuer is not registered as being subject to Insolvency Proceedings.

I have not examined any document, and do not express an opinion on, or on any reference to, any document other than the documents referred to in this paragraph 3. My examination has been limited to the text of the documents and I have not investigated the meaning and effect of any document governed by a law other than Dutch law under that other law.

4	Assumptions

For the purpose of this opinion, I have made the following assumptions:

4.1

(a)	Each copy document conforms to the original and each original is genuine and complete.

(b)	Each confirmation referred to in this opinion is true.

4.2	The Registration Statement will have been filed with the SEC in the form referred to in this opinion.

4.3

(a)	At the time of the issue of the Shares, the Issuer’s authorised capital will be sufficient to allow for the issue.

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(b)	Any pre-emptive rights in respect of the issue of Shares will have been validly excluded in accordance with the Issuer’s articles of association at the time of exclusion.

(c)	The issue by the Issuer of the Shares will have been validly authorised in accordance with the Issuer’s articles of association at the time of the authorisation.

(d)	The Shares will have been issued in the form and manner prescribed by the Issuer’s articles of association at the time of issue, and otherwise offered, issued and accepted by their subscribers in accordance with applicable laws (including, for the avoidance of doubt, Dutch law).

(e)	The nominal amount of the Shares and any agreed share premium will have been validly paid.

5	Opinion

Based on the documents and confirmations referred to and the assumptions made in paragraphs 3 and 4 and subject to the qualifications in paragraph 6 and to any matters not disclosed to me, I am of the following opinion:

5.1	When issued, the Shares will have been validly issued in accordance with Dutch law, fully paid and nonassessable.[1]

6	Qualifications

This opinion is subject to the following qualifications:

6.1	This opinion is subject to any limitations arising from bankruptcy, suspension of payments, emergency measures, (other) Insolvency Proceedings or other laws relating to or affecting the rights of creditors.

6.2

(a)	An extract from the Trade Register does not provide conclusive evidence that the facts set out in it are correct. However, under the 2007 Trade Register Act (Handelsregisterwet 2007), subject to limited exceptions, a legal entity or partnership cannot invoke the

[1]	“Nonassessable” has no equivalent legal term under Dutch law and for the purpose of this opinion, “nonassessable” referred to in paragraph 5, means that the Issuer has no right to require the holder of any Share to pay it any amount in addition to the amount required for the share to be fully paid, solely as a result of his shareholdership.

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incorrectness or incompleteness of its Trade Register registration against third parties who were unaware of the incorrectness or incompleteness.

(b)	A confirmation derived from an Insolvency Register does not provide conclusive evidence that an entity is not subject to Insolvency Proceedings.

7	Reliance

7.1	This opinion is addressed to and may be relied upon by the Issuer for the purpose of the Registration of the Shares and not by any other person or for any other purpose.

7.2	In relying on this confirmation letter, the Issuer agrees that:

(a)	(except as set out in paragraph 7.3) it shall not supply this opinion, or disclose its contents or existence, to any person for any purpose; and

(b)	only De Brauw shall have any liability in connection with this opinion, the agreement in this paragraph 7 and all liability and other matters relating to this opinion shall be governed exclusively by Dutch law and the Dutch courts shall have exclusive jurisdiction to settle any dispute relating to this opinion.

7.3	The Issuer may:

(i)	file this opinion as an exhibit to the Registration Statement; and

(ii)	refer to De Brauw giving this opinion under the heading “Legal Matters” in the prospectus included in the Registration Statement.

The previous sentence is no admittance from me (or De Brauw) that I am (or De Brauw is) in the category of persons whose consent for the filing and reference in that paragraph is required under Section 7 of the Securities Act or any rules or regulations of the SEC promulgated under it.

Yours faithfully,

De Brauw Blackstone Westbroek N.V.

/s/ J.J.J. Schutte

J.J.J. Schutte

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Annex – Definitions

In this opinion:

“Chamber of Commerce” means the Chamber of Commerce and Industry (kamer van koophandel en fabrieken) of the place where the Issuer has its corporate seat.

“De Brauw” means De Brauw Blackstone Westbroek N.V.

“Insolvency Proceedings” means insolvency proceedings as defined in Article 2(a) of Council Regulation (EC) No 1346/2000 of 29 May 2000 on insolvency proceedings.

“Issuer” means NXP Semiconductors N.V., with corporate seat in Eindhoven, the Netherlands.

“Registration” means the registration of the Shares with the SEC under the Securities Act.

“Registration Statement” means an e-mailed copy received by me on today’s date of the registration statement on form F-1 (Registration No. 333-166128) in relation to the Registration, to be filed with the SEC on 30 June 2010 (excluding any documents incorporated by reference in it and any exhibits to it).

“SEC” means the U.S. Securities and Exchange Commission.

“Securities Act” means the U.S. Securities Act of 1933, as amended.

“Shares” means a yet to be determined amount of new registered common shares, having a nominal value of EUR 0.20, in the Issuer’s share capital to be issued and to be registered by the Issuer in the Registration, and to which the Registration Statement relates.

“Trade Register Extract” means a Trade Register extract relating to the Issuer provided by the Chamber of Commerce and dated 28 June 2010.

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